Exhibit 10.1
ENTERASYS PERFORMANCE INCENTIVE PLAN (EPIP)
PURPOSE
Provide an outcome-based annual cash incentive to key employees for their contributions to the success and profitability of Enterasys Networks. This Plan is intended to provide participants with an opportunity to receive above average incentive compensation for above average performance, with lower levels of incentive compensation associated with lower levels of performance.
EFFECTIVE DATE
This plan is effective as of January 2, 2005, for the fiscal year ending December 31, 2005.
ELIGIBILITY
Full-time executives, managers and key employees not participating in any other cash incentive compensation plan unless such other plan expressly provides for participation in EPIP. Non-exempt employees are not eligible to participate in this plan.
INCENTIVE TARGETS
A participant’s target cash incentive compensation opportunity, which is set individually within each Tier specified below, will range from 10% to 200% of base salary, depending upon position and role (see guide chart below):

Tier	Position/Job Level	Incentive Target Range*
I	Executive Chairman	As determined by Compensation Committee
	President / Chief Executive Officer	200%
II	Senior / Executive Vice President	60% — 100%
III	Director / Vice President	40% — 70%
IV	Manager / Key Employee	20% — 50%
V	Individual Contributors	10% — 20%

*	Expressed as a percentage of Base Salary

INCENTIVE PLAN ELEMENTS
EPIP has two elements: (i) overall funding of the EPIP on an aggregate basis, and (ii) individual annual incentive awards (which, in the aggregate, may be less than but may not exceed actual aggregate EPIP funding). Maximum aggregate EPIP funding will be equal to the aggregate of individual participant target bonus amounts, plus any funding based on the occurrence of a qualifying Business Combination as set forth below.
EPIP FUNDING
•	Performance Objectives Funding Factor: The portion of EPIP funding relative to aggregate target levels allocable for awards based on Departmental KPI’s/Individual Performance objectives (as described below) will be made in the exclusive discretion of the Board of Directors of Enterasys Networks, Inc. The portion of EPIP funding allocable for awards based on corporate financial performance objectives established by the Enterasys Networks, Inc. Board of Directors will be based on the Company’s actual achievement of such financial performance objectives. The financial performance objectives for 2005 will be based on quarterly and year-to-date metrics for Revenue, Operating Profitability, and Free Cash Flow, and a relative weight for each of these factors will be established by the Board at the time the financial performance standards are established. Achieving funding at aggregate target levels will require financial performance substantially exceeding the Company’s base annual operating plan objectives. Determination of achievement of specific corporate financial performance metrics is subject to the sole and exclusive discretion of the Board of Directors of Enterasys Networks, Inc.
•	Corporate Transaction Funding Factor: In addition to funding based on achievement of Departmental KPI’s/Individual Performance objectives and the Company’s financial performance objectives, in the event that a merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the stock or assets of the Company (collectively, a “Business Combination”) is consummated at any time during the current fiscal year, provided that such Business Combination is approved in advance by the Enterasys Networks, Inc. Board of Directors and results in a transfer of ownership of more than 50% of the equity or assets of the Company to an individual, entity, or group of related individuals or entities, EPIP will be funded in an amount equal to 20% of aggregate individual EPIP target amounts.
•	Periodic Accrual of Funding. Accrual of funding will occur based on Board discretion, achievement of corporate financial performance targets and/or the occurrence of a qualifying Business Combination. Accrual of EPIP funding based on Board discretion may be made quarterly in the sole discretion of the Board. Accrual of EPIP funding based on achievement of Board-approved corporate financial performance objectives as determined by the Board will be made quarterly. For each quarter, funding (if any) based on corporate financial performance will increase by an amount equal to the lesser of (a) the funding amount determined based on the results for such quarter, and (b) the difference (but not less than zero) between (i) the aggregate funding for all prior quarters of the fiscal year and (ii) the funding amount determined based on year-to-date results for the most recently completed quarter. Accruals based on corporate financial performance targets will not be reduced in subsequent periods based on failure to achieve corporate financial targets in such subsequent periods. EPIP funding for corporate transaction incentive awards will be made upon closing of a qualifying Business Combination.
PRELIMINARY ALLOCATION OF AWARDS
•	Preliminary allocation of EPIP funding based on achievement of Board-approved corporate financial performance objectives will be made quarterly.
•	Preliminary allocation of EPIP funding for corporate transaction incentive awards will be made upon closing of a qualifying Business Combination.

INDIVIDUAL INCENTIVE AWARDS
•	Actual EPIP incentive awards will be based on:
✓ Achievement of the Company’s financial performance objectives;

✓ Achievement of departmental Key Performance Indicators (“KPI’s”) and/or individual goals and objectives;

✓ The occurrence of a qualifying corporate transaction;

✓ Individual target bonus levels; and

✓ Position/Job Level.
•	Based on assigned Tier, and subject to funding criteria being met and satisfaction of all other terms and conditions set forth in this plan, actual incentive awards that are funded based on achievement of corporate financial performance targets will be based on a combination of Company and Departmental KPI’s/Individual performance.

		Incentive Target Distribution
Metric	Tier I	Tier II	Tier III	Tier IV	Tier V
Company Performance	100%	90%	80%	75%	70%

Dept KPI / Individual Performance	0%	10%	20%	25%	30%

Total	100%	100%	100%	100%	100%
Example: a Software Engineer Manager in Tier IV might have an incentive of 30% of base salary, of which 75% depends on Company performance and 25% depends on Departmental KPI’s/Individual Performance.
PRORATION FACTORS
•	Individual annual incentive awards will be prorated for partial years in the following situations:
✓ Employees who were hired during the plan’s year and who have at least 60 days of active service in an eligible position.

✓ Employees who were transferred from ineligible to eligible positions during the plan’s year and who have at least 60 days of active service in the eligible position within the year.

✓ Employees who transferred between positions for which the incentive plans are different, and who have at least 60 days of active service in an eligible position within the year, will have their bonuses prorated based on length of time in each eligible position.

✓ Employees who were eligible for the plan, terminated their employment, and were rehired into plan-eligible positions during the plan year.
•	Incentive awards will be prorated on a weekly basis, not on working days during any given performance measurement period.

PAYMENT SCHEDULE
•	Payment of annual incentive awards, if any, which are funded based on achievement of individual, department and corporate financial performance objectives, will be made following the end of the defined plan year and the Company’s announcement of financial results for the full year, determination by the Board of Directors of the achievement of established metrics and funding of the plan, and determination by management of the degree to which Departmental KPI’s and individual goals have been achieved, but in any event no later than March 15 of the following year.
•	Payment of incentive awards funded based on closing of a qualifying Business Combination will be made to participants (who were participants on the date immediately preceding the date said Business Combination was consummated), such payment to be made on the earliest of (i) the date that annual EPIP payments are made based on corporate financial performance, and (ii) March 15 of the year in which the transaction occurred or March 15 of the next calendar year if the transaction occurred after March 15 in any calendar year; provided, however, that, notwithstanding the provisions of “Additional Terms and Conditions – 2005 EPIP – Termination” below, any person who was a participant on the date said Business Combination was consummated and whose employment is terminated prior to payment of incentive awards pursuant to (i) or (ii) above other than voluntarily by the Participant or for cause by the Company, shall receive payment of his or her incentive award within five business days of the date the Participant’s employment with the Company is terminated.
SPECIAL PROVISIONS APPLICABLE IN THE EVENT OF A BUSINESS COMBINATION
In the event that a Business Combination is consummated prior to the time that EPIP individual incentive awards have been made, notwithstanding anything to the contrary contained in the Plan:
•	Actual incentive awards shall be paid as follows: (A) in accordance with the preliminary funding or allocation, or individual bonus award, determinations that have been made with respect to all or part of the year, if such determinations have been made by the Board (but the bonuses have not yet paid) prior to the date of the Business Combination, and to the extent that, and for any periods for which, such determinations have not been previously made (B) shall be determined and paid assuming (i) that all EPIP funding and allocation of awards shall be based solely upon achievement of Departmental KPI’s/Individual Performance objectives and corporate financial performance without application of Board discretion, (ii) a level of EPIP funding for awards based upon achievement of Departmental KPI’s/Individual Performance equal to 40% of maximum potential funding for such awards for such periods, (iii) for purposes of EPIP funding and allocation of awards based upon corporate financial performance, a level of corporate financial performance consistent with the levels contained in the annual operating plan as last approved by the Board prior to the Business Combination, and (iv) that, for purposes of payments of awards to individuals that are based on KPI’s/Individual Performance, all individual and departmental performance requirements necessary for payment of awards at a level equal to 40% of maximum achievement. In the circumstances described in clause (B) of the preceding sentence, if it is later determined that corporate performance was greater than the levels contained in the annual operating plan as last approved by the Board, the Participant’s bonus shall be correspondingly adjusted.
•	Payment of incentive awards based on achievement of individual, departmental and corporate financial performance objectives will be made in accordance with the terms of the EPIP to all persons who were participants on the date immediately preceding the date of the Business Combination was consummated, such payment to be made on the earliest of (i) the date that annual EPIP payments are made based on corporate financial performance, and (ii) March 15, 2006; provided, however, that, notwithstanding the provisions of “Additional Terms and Conditions – 2005 EPIP – Termination” below, any person who was a participant on the date said Business Combination was consummated and whose employment is terminated prior to payment of incentive awards pursuant to (i) or (ii) above other than voluntarily by the Participant or for cause by the Company, shall receive payment of his or her incentive award within five business days of the date the Participant’s employment with the Company is terminated.

ADDITIONAL TERMS AND CONDITIONS – 2005 EPIP
•	Base Salary: A Participant’s base salary in effect on the last Friday of the fiscal year will be used for the purpose of EPIP calculations.

•	Incentive Target: a participant’s target incentive bonus, expressed as a percentage of base salary, in effect on the last Friday of the fiscal year will be used for the purpose of award calculations.

•	Eligibility: Employees become eligible to participate in this plan on the date they become actively employed in an eligible position. Eligible positions are specifically identified by HR and may change from time to time in Enterasys’ sole discretion. Employee must be a plan participant for a minimum of 60 days during 2005 to be eligible to receive any award under the plan (including any award based on the occurrence of a Business Combination).

•	Performance Notice: Plan participants placed on a Performance Improvement Notice during the plan year are not guaranteed to receive an award under any circumstance.

•	Termination: Plan participants who terminate employment voluntarily or involuntarily prior to payment date will not receive an EPIP award based on corporate financial performance or departmental/individual performance. Participants who terminate employment voluntarily or whose employment is terminated by the company for cause are not eligible for any awards under this Plan.

•	Leave of Absence: Awards will be prorated based on number of weeks worked during the plan year and paid upon return for those Plan participants on Leave of Absence.

•	Funding: All payments are from funds made available to the plan as prescribed by this document and any addendum hereto and in accordance with performance against pre-established goals and objectives and subject to the discretion of the Board of Directors described above.

•	Discretionary Awards: Awards are not guaranteed compensation and employees eligible to participate in the plan are not guaranteed to receive any award, except as expressly set forth herein in the event of a Business Combination.

•	Tax Related Liabilities: Participants are responsible for determining the tax consequences for incentive awards, which will be subject to appropriate withholding by the Company.

•	Payment Disputes: Plan participants agree that payment disputes, including but not limited to disputes relating to promotions, demotions, changes in positions, prorating of payment, must be submitted within 30 days of the earlier of (i) notice of the amount of any earned award, and (ii) check receipt.

•	Acknowledgement of Receipt: Plan participants shall receive access to a copy of the plan document or a communication outlining plan criteria and guidelines.

•	No Contract of Employment: Participation in this plan does not constitute a guarantee of employment in any way, for any given performance period or other time period.

•	Plan Changes: The Company reserves the right to revise or terminate this plan, with or without notice, at any time for any reason it deems appropriate, provided however that Plan provisions relating to incentive awards based on qualifying Business Combination or as otherwise provided under “Special Provisions in the Event of a Business Combination” may not be amended from and after the consummation of such a Business Combination.